Exhibit 99.(a)(12)(B)

Creation and Designation of

Additional Series of Shares of Beneficial Interest of

American Beacon Funds

Pursuant to Article III, Section 1 of the Amended and Restated Declaration of Trust of the American Beacon Funds (the “Trust”) dated March 4, 2015 (“Trust Instrument”), the American Beacon Continuous Capital Emerging Markets Value Fund, a series of the Trust created by resolution of the Trust’s Board of Trustees (“Board”) on June 6, 2018, is hereby renamed the American Beacon Continuous Capital Emerging Markets Fund (the “Fund”).

The Fund and its shares of beneficial interest (“Shares”) are designated as follows:

1.	There are no changes to the Classes of Shares of the Fund and they will continue to be designated as Institutional Class Shares, Investor Class Shares and Y Class Shares. Each class of Shares has the same rights and obligations, except as provided in the Trust Instrument, the Fund’s Registration Statement on Form N-1A (“Registration Statement”) or by resolution adopted by the Board. The Fund’s Shares shall be offered for sale and redeemed on the terms set forth in the Trust’s Registration Statement.

2.	All rights and preferences of the Fund and the Shares are as set forth in the Trust Instrument dated March 4, 2015 and the Amended and Restated Bylaws of the Trust dated February 18, 2014.

IN WITNESS WHEREOF, the undersigned have executed this instrument the 5th day of November, 2018.

/s/ Gilbert G. Alvarado
Gilbert G. Alvarado
/s/ Joseph B. Armes
Joseph B. Armes
/s/ Gerard J. Arpey
Gerard J. Arpey
/s/ Brenda A. Cline
Brenda A. Cline
/s/ Eugene J. Duffy
Eugene J. Duffy
/s/ Alan D. Feld
Alan D. Feld
/s/ Claudia A. Holz
Claudia A. Holz
/s/ Douglas A. Lindgren
Douglas A. Lindgren
/s/ Richard A. Massman
Richard A. Massman
/s/ Barbara J. McKenna
Barbara J. McKenna
/s/ R. Gerald Turner
R. Gerald Turner

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